FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


DALLAS GOLD AND SILVER EXCHANGE, INC. (formerly the AMERICAN PACIFIC MINT, INC.)
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Nevada                                                88-0097334
-----------------------                                    ---------------------
(State of Incorporation                                   (I.R.S. Employer
   or Organization)                                       Identification No.)

                     2817 Forest Lane, Dallas, Texas 75234
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                           Securities to be registered
                      Pursuant to Section 12(b) of the Act:

                                 NOT APPLICABLE


           If this form relates to the registration of a class of securities Pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d) check the following box. ( X )



                           Securities to be registered
                      Pursuant to Section 12(g) of the Act:

                          Common Stock, $ .01 Par Value
                          -----------------------------
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                 ----------------------------------------------

Item 1.  Description of Registrant's Securities to be Registered.

 Common Stock, $ .01 Par Value

 Each outstanding share of the Registrant's Common Stock, $ .01 par value (the "Common Stock") being registered hereby is entitled to one vote, either in person or by proxy, in all maters which may be voted upon by the holders thereof at a meeting of stockholders. Cumulative voting is not permitted so that the holders of more than 50% of the issued and outstanding Common Stock present at a meeting would be able to elect the entire Board of Directors.

Holders of the Common Stock are entitled to such dividends as may be declared by the Board of Directors, and in the event of liquidation, dissolution or winding up of the Registrant, are entitled to receive on a pro rata basis all assets of the Registrant remaining after satisfaction of all liabilities. The issued and outstanding shares of the Registrant's Common Stock are duly authorized, validly issued, fully paid and non-assessable. The shares of the Registrant's Common Stock have no conversion rights and are not subject to redemption, further calls or assessments. Holders of the Common Stock have no preemptive rights to purchase additional shares of any class of the Registrant's capital stock.

Item 2.  Exhibits.

3.1  Articles of Incorporation of Registrant dated September 17, 1965

3.2 Certificate of Amendment to Articles of Incorporation of Registrant dated October 14, 1981

3.3  Certificate of Resolution of Registrant dated October 14, 1981

3.4 Certificate of Amendment to Articles of Incorporation of Registrant dated July 15, 1986

3.5 Certificate of Amendment to Articles of Incorporation of Registrant dated August 23, 1998

3.6 Certificate of Amendment to Articles of Incorporation of Registrant dated June 26, 1992

3.7  By-laws of the Registrant Certified by the Secretary dated March 2, 1992

                                    SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Dated: June 23, 1999

By: /s/ John Benson
    ----------------------
       John Benson
       Chief Financial Officer